Exhibit 10.23

[Translated from Chinese to English]
Loan Agreement

Party A: CDI China, Inc.

Party B: Sunwin Tech Group, Inc.

After negotiation and consultation between Party A and Party B, in regards to the matter of Party B providing a loan to Party A, the parties have established the below Loan Agreement dated December 20, 2010:

Clause 1: Amount

The amount of the loan for this Loan Agreement shall be USD 500,000.00, Party A agrees to return the full amount to Party B on the due date.

Clause 2: Period

The loan period shall be calculated from the date the loan is received by Party A on December 20, 2010 until March 30, 2011.

Clause 3: Interest and Interest Rate

The interest rate shall be 3% annually; the interest rate shall not change for the duration of this agreement.

Interest shall be calculated starting from the date the loan is actually received by Party A, and shall be calculated by the actual amount received and the days it is used, for calculation purpose, a year is 365 days.

Clause 4: Repayment

Party A shall repay the amount in full on March 30, 2011 by a onetime payment to Party B. The payment amount includes the principle amount of USD 500,000.00 and the full interest of USD 4,150, totaling USD 504,150.00.

Clause 5: Guarantee and Breach

Party A guarantees, with all assets under its name and all interest in its investments as guarantee, the responsibility of repayment under this loan. The Parties shall execute in accordance with the terms in this agreement, if one of the parties violates the terms of the contract, the breaching party shall be responsible for all damages occurred to the other party. If one party violates the terms of the agreement, the other party has the right to terminate this agreement, the termination will only be effective if the breaching party is unable to resolve the issue within 15 days after a written notice from the non-breaching party has been received by the breaching party, the non-breaching party has the rights to pursue legal responsibilities of the breaching party.

Clause 6: Applicable Law

Any disputes and issues arising from the execution of this agreement or related to this agreement shall be resolved through consultation and negotiation, if consultation and negotiation fails, then the issue or dispute shall be presented to the Taiyuan Arbitration Commission for arbitration.

Clause 7: Effectiveness of Contract

This Agreement shall be effective after the signature and seal of the legal representative or authorized representative of Party A and Party B.

This Agreement shall have 2 copies in the same format, both legally binding equally.

No Text Below

Party A: CDI China, Inc.

Authorized Signature: /s/ James Wang
Date: 2010/12/22
Seal:

Party B: Sunwin Tech Group, Inc.

Authorized Signature: /s/ Dongdong Lin
Date: 2010/12/22
Seal: